Exhibit 10.1

MDU Resources Group, Inc.
2016 Annual Incentive Award Opportunity Chart

Name	Position	2016 Base Salary ($)	Threshold ($)	Target ($)	Maximum ($)
David L. Goodin	President and Chief Executive Officer of the Company	755,000	188,750	755,000	1,510,000
Doran N. Schwartz	Vice President and Chief Financial Officer of the Company	380,000	61,750	247,000	494,000
David C. Barney	President and Chief Executive Officer of construction materials and contracting segment	406,800	76,275	305,100	732,240
Jeffrey S. Thiede	President and Chief Executive Officer of construction services segment	425,000	79,688	318,750	765,000
Patrick L. O'Bryan	President and Chief Executive Officer of E&P segment	450,000	—	—	—
Steven L. Bietz	Former President and Chief Executive Officer of pipeline and energy services segment	—	—	—	—